NEWS

MORGAN STANLEY DEAN WITTER



                                                    17 July, 1998


Not for release, publication or distribution in or into Canada, Japan or Australia.

             THE INTERPUBLIC GROUP OF COMPANIES, INC.
                          ("Interpublic")

            Recommended proposal for the acquisition of

                INTERNATIONAL PUBLIC RELATIONS PLC
                              ("IPR")

                                and

  Interim Results of IPR for the six months ended 30 April, 1998




1.    INTRODUCTION

Boards of IPR and Interpublic jointly announce that they have reached an agreement on the terms of a proposed acquisition by Interpublic of IPR to be effected by means of a Scheme of arrangement to be proposed by IPR under section 425 of the Companies Act 1985. As consideration under the Scheme, IPR Shareholders will receive shares in Interpublic, a New York Stock Exchange listed company headquartered in the U.S. Interpublic is one of the largest organisations of advertising and marketing communications companies in the world.

2     TERMS OF ACQUISITION

Under the Scheme, Interpublic will issue new Interpublic Shares to IPR Shareholders on the following basis:

   for every 100 IPR Shares        1.845 new Interpublic Shares

and so in proportion for any other number of IPR Shares held.

Interpublic shares to be issued as consideration under the Scheme will be issued fully paid, free from all liens, equities, charges, encumbrances, rights of pre-emption and other third party interests and together with all rights attaching thereto at the time such shares are issued including the right to receive and retain dividends declared, made or paid after the date of issue.

No fractions of Interpublic Shares will be issued to IPR
Shareholders who will instead receive cash from Interpublic in respect of their fractional entitlements as if such fractional entitlements


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


had been sold at the closing price of Interpublic Shares on the date the Scheme of Arrangement becomes effective and converted into sterling at the exchange rate prevailing on that date.

Based on the New York Stock Exchange closing price of $62 11/16 per Interpublic Share on 16 July, 1998 and an exchange rate of $1.6336 to (pound)1, the Acquisition values the entire issued and to be issued share capital of IPR at approximately (pound)103.6 million (assuming exercise of all outstanding options under the IPR Share Option Schemes) and each IPR Share at approximately
70.8 pence.

On the above basis the Acquisition represents the following:

     o    A 43.0% premium over the middle market closing price of
          49.5 pence per IPR Share on 16 July, 1998, the last dealing day prior to this announcement;

     o    A 46.0% premium over the middle market closing price of
          48.5 pence per IPR Share on 13 January, 1998, being the day immediately before the start of the Offer Period;

     o A 64.7% and 66.2% premium over the average middle market closing price of 43.0 pence and 42.6 pence per IPR share in the one month and three months, respectively, prior to 14 January, 1998.

3.    STRUCTURE OF THE TRANSACTION

The Acquisition will be effected by means of a Scheme of Arrangement between IPR and its shareholders under Section 425 of the Companies Act. This procedure involves an application by IPR to the Court to approve the cancellation of all existing issued IPR Shares (other than any held by Interpublic), in consideration for which IPR Shareholders will receive Interpublic Shares on the basis set out above. New IPR Shares will at the same time be issued to Interpublic with the result that IPR will become a wholly-owned subsidiary of Interpublic.

Before the Court approval referred to above can be sought, the Scheme of Arrangement will require approval by IPR Shareholders at a court meeting or meetings and at an Extraordinary General Meeting. Once the necessary approvals from IPR Shareholders have been obtained and the other conditions (set out in full in Appendix II) have been satisfied or (where applicable) waived, the Scheme will become effective upon sanction by the Court and registration of the Court Order by the Registrar of Companies in England and Wales, which is expected to occur in early October, 1998. Immediately following completion of the Acquisition, it is expected that former holders of IPR's Shares will hold approximately 1.9% of the enlarged issued common stock of Interpublic.

The Acquisition will be a taxable transaction to US holders of IPR Ordinary Shares and is expected to be accounted for as a pooling of interests for U.S. accounting purposes.

Interpublic and IPR have entered into a transaction agreement regarding the implementation of the Acquisition and the Scheme of Arrangement. Each party has undertaken to use reasonable


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endeavours to achieve satisfaction of the conditions to the
Acquisition. In particular both parties have given undertakings in relation to the requirement that the transaction qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles in the United States. IPR has agreed, subject inter alia to the Directors' fiduciary duties, that it and its Directors, senior management and advisers will not initiate contact with third parties in order to solicit an offer for IPR. The transaction agreement can be terminated by either party in certain circumstances.

4.    REASONS FOR THE ACQUISITION

The Boards of Interpublic and IPR believe that the Acquisition represents an important opportunity for their respective businesses.

In particular, the Board of Interpublic believes the Acquisition will:

o mark the continuation of Interpublic's successful growth strategy to build incremental revenue streams through diversification. The combination of IPR arid Interpublic's Weber Public Relations Worldwide business will result in a public relations group with 129 offices and 52 affiliate offices, making it one of the largest public relations organisations in the world

o establish Interpublic as a leading operator in the fast growing public relations industry

o provide Interpublic's clients with an additional global communications network to meet their changing business needs

o enable Interpublic to continue to benefit from the growing strategic alignment of advertising and public relations

o complement Interpublic's multinational client base and proven management strength in servicing worldwide accounts.

The Board of IPR believes that:

o IPR Shareholders will achieve an attractive uplift in capital value and a significant improvement in liquidity by exchanging their IPR Shares for Interpublic Shares

o the Acquisition will allow IPR to expand its own global public relations service using Interpublic's international networks to supplement the existing IPR networks

o IPR's business will benefit from becoming part of one of the largest organisations of advertising and marketing communications companies in the world and IPR's position as one of the largest public relations groups in the world will be enhanced, improving its ability to serve global clients and providing better career opportunities for staff

o the Acquisition will enable IPR to provide a wider range of above and below the line marketing services to existing clients than it currently provides.



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



Commenting on the Acquisition, Lord Chadlington, Chairman of IPR, said:

"We are delighted to have agreed terms with the Board of Interpublic and look forward to becoming part of its global communications business.

Our vision is to be the leader in global public relations and reputation management. Being part of Interpublic is an ideal strategic match for us since it will allow us to deepen and expand our ability to serve clients in all parts of the world. We are very excited by the future prospects of Interpublic and believe the Acquisition will bring both immediate and long-term benefits to our shareholders, our clients and our people."

Commenting on the Acquisition today, Philip H. Geier Jr.,
Chairman and Chief Executive Officer of Interpublic, made the following statement:

"This agreement marks the Continuation of Interpublic's successful growth strategy to build incremental revenue streams through diversification. By making Interpublic a leading player in the fast growing public relations industry, the Acquisition also provides our agencies' clients with an additional global communications offering to meet their changing business needs. Public relations is an increasingly vital strategic communications resource to manage corporate reputations worldwide."

Interpublic will incur expenses in its financial year 1998 resulting from charges associated with the Acquisition. Excluding these expenses, the Interpublic Board expects the Acquisition to be accretive to earnings per share of Interpublic Common Stock in the financial year ending 31 December, 1998. This statement should not be interpreted to mean that the future earnings per share of Interpublic Common Stock will necessarily be greater than the earnings per share of Interpublic Common Stock for its most recent reported year, the financial year ended 31 December, 1997.

5.    RECOMMENDATION

The Board of IPR, which has been so advised by Lehman Brothers, considers the terms of the Acquisition to be fair and reasonable. In providing its advice to the Board of IPR, Lehman Brothers has taken into account the commercial assessments of the Directors of IPR.

The Board of IPR will unanimously recommend IPR Shareholders to vote in favour of the resolutions to be proposed at the Extraordinary General Meeting and the Court Meeting, as they intend to do in respect of their own beneficial holdings of 7,758,64l IPR Shares, representing approximately 5.5% of IPR's issued share capital.

6.    INFORMATION ON INTERPUBLIC

Interpublic is one of the largest organisations of advertising and marketing communications companies in the world. The
Interpublic Group employs more than 28,000 people in 120 countries worldwide. Interpublic's primary holdings include three wholly-owned global advertising agency networks, McCann-Erickson
WorldGroup, Ammirati Puris Lintas and The


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


Lowe Group, as well as four specialised communication services units: Western International Media, DraftWorldwide, The Allied
Communications Group, Octagon and other related companies.

The advertising agency business is the primary business of Interpublic. The business is conducted throughout the world through three advertising agency systems, McCann-Erickson WorldGroup, Ammirati Puris Lintas and The Lowe Group. Interpublic also carries on a media buying business through its ownership of Western International Media and its affiliates, as well as a separate direct and promotional marketing business through its ownership of DraftWorldwide. Other activities conducted by Interpublic within the area of "marketing communications" include public relations, graphic design, market research, sales promotion, interactive services, sports and event marketing, consulting and other related services.

Common Stock of Interpublic is traded on the New York Stock
Exchange and based on the closing price of $62 11/16 on 16 July, 1998 Interpublic had a market value of approximately $8527.6bn.

For the year ended 31 December, 1997, Interpublic reported net income of $205.0 million (1996: $211.1 million) on gross income of $3,264.1 million (1996: $2,786.7 million). In 1997 Interpublic paid dividends of $0.50 per share (1996: $0.44). As at 31
December, 1997, Interpublic reported net assets of $1090.3 million (1996: $877.7 million).

For the three months ended 31 March, 1998, Interpublic reported net income of $35.8 million (1997: $29.4 million) on gross income of $775.3 million (1997: $679.3 million). As at 31 March 1998,
Interpublic reported net assets of $1,144.9 million (1997: $842.6 million).

Figures above are based on numbers as of 1 July, 1998, which have been restated to adjust for previous acquisitions accounted for as a pooling of interest under U.S. GAAP.

7.    INFORMATION ON IPR

IPR is the world's largest independent public relations firm with 82 offices in 21 markets and 41 affiliate offices in a further 29 markets. The IPR Group employs approximately 2,100 people. IPR provides a full range of public relations services including investor relations, support for consumer products, information technology, financial communications, health and pharmaceutical programmes, and global public relations services.

The IPR Group's business is global reputation management. IPR's objective is to meet the existing and future needs of clients within the global business environment. This is delivered through a heritage of local market understanding and contacts. IPR is also a truly international organisation in terms of culture, expertise, skills, geographical presence and clients.

In the year ended October 31, 1997 IPR had consolidated gross income of (pound)125.8 million ((pound)222.3 million in 1996) and consolidated operating profits of (pound)13.4 million (10.7%) against (pound)14.1 million (11.5%) in 1996. Earnings per share decreased from 5.5p in 1996 to 4.9p in 1997 on a net basis and from 4.9p in 1996 to 4.7p in 1997 on an adjusted basis.


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


The Board of IPR today announced the interim results for the six months period ended 30 April, 1998 and full details are provided in Appendix III. Operating income in the period was (pound)60.1m (1997: (pound)60.1m), representing an increase of 3.2% in constant currencies. Profits were (pound)1.0m before exceptional operating costs of (pound)4.4m, giving a pre-tax loss of loss of (pound)3.4m (1997: (pound)3.9m). In light of the Acquisition, the IPR Board has resolved not to pay an interim dividend in respect of the six months ended 30 April, 1998.

8.    MANAGEMENT AND EMPLOYEES

Interpublic confirms that the existing employment rights, including pension rights, of all the IPR Group management and employees will be fully safeguarded. Interpublic looks forward to working with the IPR Group employees and believes that opportunities for IPR employees will be strongly enhanced through the Acquisition.

Shandwick, Golin/Harris and Weber will continue to be led by their current management teams and will operate as autonomous, independent organisations. A new board, representing each of the three components, will be formed to serve as the decision-making body on broad policy issues. This board, of which Lord Chadlington will be Chairman and Chief Executive, will report to the Interpublic Group.

9.    IPR SHARE OPTION SCHEMES

An explanatory letter will be sent to holders of options under the IPR Share Option Schemes explaining their entitlement, where appropriate, to exercise their options. In accordance with the terms of the IPR Share Option Schemes, all options granted under such Schemes will lapse six months after the date of the Final Court Order, expected to be in early October, 1998. IPR and Interpublic have agreed to implement arrangements with the effect that participants in the IPR Share Option Schemes who exercise any options after the Scheme of Arrangement has become effective will receive Interpublic shares on the same basis as under the Scheme of Arrangement.

10.  AFFILIATE AGREEMENTS

In order that Interpublic may obtain the benefit of accounting for the completed Acquisition as a pooling of interests for U.S. accounting purposes, certain IPR Shareholders and the IPR Directors have agreed to enter into Affiliate Agreements with Interpublic. These Affiliate Agreements have the effect of regulating the Affiliates' ability to deal in IPR Shares or Interpublic Shares issued to them as consideration under the Scheme or upon exercise of their options. Under these agreements, Affiliates agree not to deal in their Interpublic Shares until Interpublic has published a set of financial results covering at least 30 days of operations of the Combined Group, unless certain conditions set out in the Affiliate Agreements are satisfied. It is expected that such results will be published in February 1999.


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


11.  FACTORS TO BE CONSIDERED IN ASSESSING AN INVESTMENT IN
INTERPUBLIC SHARES

Interpublic Shares are traded on the New York Stock Exchange in the U.S. but are not listed on the London Stock Exchange or on any other stock exchange. Morgan Stanley is a leading market-maker in Interpublic Shares. An arrangement to enable individual IPR Shareholders to deal in the Interpublic Shares received by them as consideration under the Scheme has been set up with Charles Schwab Limited. Further details of such arrangement will be set out in the formal documentation relating to the Acquisition.

Interpublic Shares are denominated in U.S. dollars and thus there is a risk that the sterling value of the Interpublic Shares will be adversely affected by currency movements. In addition, the U.S. equity markets are trading overall at or near historical highs and any decline in general market conditions would be likely to affect adversely the Interpublic Share price. Likewise, a failure by Interpublic to achieve its expected revenue and earnings level would also be likely to adversely affect the Interpublic Share price.

12.   FORMAL DOCUMENTATION

The formal documentation relating to the Acquisition will be sent to IPR Shareholders in due course. The Scheme Circular will include the notices for the meetings of IPR Shareholders required to be held to approve the Scheme and will specify the actions that should be taken by IPR Shareholders.

13.   EXPECTED TIMETABLE

The following is the expected timetable for the Scheme of Arrangement, which is subject to change:

Posting of Scheme Circular         mid-August, 1998

IPR Shareholders' Meetings         early September, 1998

Final Court hearing to sanction    early October, 1998
the Scheme

Effective Date of the Scheme,      early October, 1998
de-listing  and completion
of Acquisition

Date on which certificates         mid-October, 1998
in respect of new Interpublic
Shares will be despatched


14.   GENERAL

The Acquisition will be subject to the conditions set out in Appendix II to this announcement and to such other terms to be set out in the Scheme Circular as may be required to comply with the Companies Act and the provisions of the City Code. Persons not resident in the UK may be


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


affected by the laws of the relevant jurisdiction. Persons who are not resident in the UK should inform themselves about and observe any applicable requirements. Interpublic currently holds 2,000 IPR Shares. Except for this holding, neither Interpublic, nor any of its Directors, nor so far as Interpublic is aware any person acting in concert with Interpublic, owns or controls any IPR Shares or has any option to acquire any IPR Shares or has entered into any derivative referenced to securities of IPR which remains outstanding.

ENQUIRIES

The Interpublic Group of Companies, Tel:  (1-212) 399 8000
Philip H. Geier, Jr.
Chairman and CEO

Eugene P. Beard
Vice Chairman, Finance and Operations,
and CFO

Morgan Stanley                      Tel:  (44-171) 425 5555
Piers de Montfort
Managing Director

Andrew Bell
Executive Director

International Public Relations plc  Tel:  (44-171) 408 2232
Lord Chadlington
Chairman and CEO

Philip Rogerson
Deputy Chairman

Lehman Brothers                     Tel:  (44-171) 260 3026
Richard H. Collier
Managing Director

C. Simon A. Costa
Vice President


The conditions to the Acquisition are set out in Appendix II and definitions of certain expressions used in this announcement are set out in Appendix IV.

IPR's interim results are contained in Appendix III.

This announcement contains forward-looking statements including with respect to the consummation of the Acquisition, the integration of services and opportunities related to the Acquisition. As such statements apply to future events, they are subject to risks and uncertainties


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


which may cause the actual results to differ materially, including, without limitation, the risk that the Acquisition will not be consummated, integration risks related to the Acquisition and the risk that the anticipated benefits of the Acquisition will not be realised.

This announcement is published on behalf of Interpublic and IPR and has been approved by Morgan Stanley & Co. Limited and Lehman Brothers International (Europe), each of which is regulated by The Securities and Futures Authority Limited, solely for the purposes of section 57 of the Financial Services Act 1986.

Lehman Brothers International (Europe), which is regulated by The Securities and Futures Authority Limited, is acting for IPR and no one else in connection with the Acquisition and will not be responsible to anyone other than IPR for providing the protections afforded to customers of Lehman Brothers International (Europe), nor for providing advice in relation to the Acquisition.

Morgan Stanley & Co. Limited, which is regulated by The
Securities and Futures Authority Limited, is acting for Interpublic and no one else in connection with the Acquisition and will not be responsible to anyone other than Interpublic for providing the protections afforded to customers of Morgan Stanley
& Co Limited, nor for providing advice in relation to the Acquisition.

This announcement does not constitute an offer or an invitation to purchase any securities.

Copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan and persons receiving this announcement
(including custodians, nominees and trustees) must not distribute or send it into or from Canada, Australia or Japan.



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


                            Appendix I

               FINANCIAL EFFECTS OF THE ACQUISITION

The following tables show (for illustrative purposes only and on the basis set out in the notes below) the financial effects for IPR Shareholders if the Scheme becomes effective. No account is taken of fractional entitlements, or any liability to taxation in assessing the financial effects of acceptance.

I     CAPITAL VALUE

                                            A              B
                                            -              -
Market value of 1.845
new Interpublic Shares                 (pound)70.80  (pound)70.80
Market value of 100 IPR Shares (ii)    (pound)49.50  (pound)48.50
Increase in capital value              (pound)21.30  (pound)22.30
                                       --------------------------
Percentage increase                           43.0%       46.0%

Notes:

(i) In both columns of the above numbers, the market value of an Interpublic share is based on the last reported New York Stock Exchange closing price of $62 11/16 per Interpublic Share at the close of business on 16 July, 1998, the last business day prior to the date of this announcement. This has been converted to Sterling based on the U.S. Dollar to Sterling spot exchange rate of 1.6336, quoted in the Financial Times on 16 July, 1998.

(ii) The market value of a IPR Share it based on, in the column in the table above headed (A): the closing middle market quotation of 49.5 pence per IPR Share as derived from the Daily Official List of the London Stock Exchange at the close of business on 16 July, 1998, the last business day prior to this announcement, and in the column in the table above headed (B); the closing middle market quotation of
      48.5 pence per IPR Share at the close of business on 13 January, 1998, the date immediately prior to the commencement of the Offer Period.

II    GROSS INCOME - DIVIDEND

Gross Dividend Income from 100
IPR Shares (i)                          (pound)2.05

Gross Dividend Income from 1.845
Interpublic Shares(ii)                  (pound)0.61

Decrease in Dividend Income                   70.3%

Notes.

(i)  Based on the total annual dividends declared and/or paid of
     1.64 pence (net) per IPR Share for the twelve months ended
     31 October, 1997, together with assumed associated tax credits of 20/80ths on those dividends.


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(ii) Based on the four latest quarterly dividends of $0.15 (15
     June, 1998),$0.13 (16 March, 1998), $0.13 (15 December,
     1997), $0.13 (15 September, 1997), converted at the date of payment at exchange rates of (pound)1 for $1.6353, $1.6655, $1.6330 and $1.6051 respectively, being the US Dollar to Sterling spot exchange rate quoted in the Financial Times for the relevant date.


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                            Appendix II

                Conditions to the Implementation of
           the Scheme of Arrangement and the Acquisition

The Acquisition is subject to the conditions set out below:

A.    The Acquisition is conditional upon:

      (a) the approval of the Scheme of Arrangement by a majority in number of IPR Shareholders present and voting, either in person or by proxy and representing at least 75% in value of the IPR Shares held by such IPR Shareholders, at the Court Meeting (or any adjournment thereof);

      (b) any resolutions required to implement the Scheme and, if necessary, amend the Articles of Association of IPR being duly passed at the Extraordinary General Meeting
           (or any adjournment thereof);

      (c) the sanction of the Scheme of Arrangement by the High Court and any reduction of capital involved therein being confirmed by the High Court with or without modification (agreed by both parties) and an office copy of the Final Court Order and any minute of reduction being duly delivered to the Registrar of Companies for registration and the issue by the Registrar of Companies of its certificate of such registration; and

      (d) the Scheme of Arrangement becoming unconditional and becoming effective by not later than 17 November, 1998 or such later date as IPR and Interpublic may agree and (if required) the High Court may approve.

B.

      (a) No government or governmental, quasi-governmental, supranational, statutory or regulatory body, court, trade agency, association, institution or professional or environmental body (or other person or body having statutory or regulatory competence) in any jurisdiction having decided to take, instituted, implemented or officially communicated any action, suit, proceeding, investigation or enquiry, or enacted, made or proposed any statute or regulation or order, or taken any other step which would or might reasonably be expected to:

          (i) make the Acquisition or its implementation void, illegal or unenforceable under the laws of any jurisdiction or, directly or indirectly, restrain, prohibit, delay or otherwise interfere in the implementation of, or impose additional conditions or obligations with respect to, or otherwise challenge the Acquisition or its implementation, in each case in a manner which is material in the context of the Acquisition; or


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



          (ii) require or prevent the divestiture by any member of the Interpublic Group or any member of the IPR Group of all or any part of their respective businesses, assets or properties or impose any material limitation on the ability of any of them to conduct their respective businesses or own their respective assets or properties, in each case, in a manner or to an extent which would be material in the context of the Interpublic Group or the IPR Group, as appropriate, as the case may be; or

          (iii) impose any limitation on or result in a delay in the ability of any member of the Interpublic Group to acquire or to hold or effectively to exercise, directly or indirectly, all or any rights of ownership of IPR Shares or on the ability of any member of the IPR Group or of the Interpublic Group to hold or effectively to exercise all or any rights of ownership of shares or securities in any member of the IPR Group, in each case, in a manner or to an extent which would be material in the context of the Interpublic Group or the IPR Group, as appropriate, as the case may be; or

          (iv) require any member of the Interpublic Group or the IPR Group to offer to acquire any shares owned by any third party in the capital of any member of the IPR Group or the Interpublic Group (other than as disclosed to Interpublic in the agreed due diligence materials prior to 17 July, 1998), in each case, in a manner or to an extent which would be material in the context of the Interpublic Group or the IPR Group, as appropriate, as the case may be; or

          (v) otherwise materially and adversely affect the business or profits of the Interpublic Group taken as a whole and/or of the IPR Group taken as a whole;

           and all necessary filings having been made and all applicable waiting and other time periods (including any extension(s) thereof) during which any such government, governmental, quasi-governmental, supranational or statutory or regulatory body, court, trade agency, association or institution or professional or environmental body (or other person or body having statutory or regulatory competence) in any jurisdiction could decide to take, institute, implement or officially communicate any such action, suit, proceedings, investigation or enquiry having expired, lapsed or been terminated;

      (b) All authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, certificates, permissions and approvals necessary for or in respect of the Acquisition having been obtained in terms and in a form satisfactory to Interpublic (acting reasonably) from all appropriate governments, governmental, quasi-governmental, supranational, statutory and regulatory bodies, courts, trade agencies , associations, institutions or professional or environmental bodies and from any other persons or bodies in any jurisdiction with whom any member of the IPR Group has entered into contractual arrangements and such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, certificates, permissions and approvals together with all authorisations, orders, recognitions, grants , consents, confirmations, clearances, certificates, permissions and approvals necessary to carry on the business of each member of the IPR Group remaining in full force and effect (where the absence thereof would or could reasonably be expected to have a material adverse effect on the IPR Group taken as a whole) at the time when the Acquisition would otherwise become unconditional in all respects and there being no official communication of any intention to revoke or not renew any of them (where such revocation or non-renewal would be material in the context of the IPR Group taken as a whole) and all necessary statutory or regulatory obligations in connection with the Acquisition in any jurisdiction having been complied with;

      (c) Without prejudice to the generality of (b) above:

           (i) the waiting period (and any extension thereof) applicable to the Acquisition under the U.S. Hart-Scott-Rodino Anti-Trust Improvements Act 1976 having been terminated or having expired; and

           (ii) in the event that a notification is made to the U.K. Office of Fair Trading by IPR and Interpublic, that office having indicated prior to the commencement of the Final Hearing, in terms satisfactory to Interpublic, that it is not the intention of the Secretary of State for Trade and Industry to refer the Acquisition or any matters arising therefrom to the Monopolies and Mergers Commission;

      (d) except as disclosed to Interpublic in the agreed due diligence materials prior to 17 July, 1998, there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the IPR Group is a party or by which any such member or any of its respective assets is bound or subject and which, in consequence of the proposed Acquisition or because of a change in the control or management of IPR or any member of the IPR Group, could or might reasonably be expected to result in, to an extent which would be material in the context of the IPR Group taken as a whole:

           (i) any monies borrowed by or any other indebtedness or liabilities, actual or contingent, of any member of the IPR Group being or becoming payable or capable of being declared repayable immediately or prior to their or its stated maturity, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

           (ii) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the IPR Group or any such mortgage, charge or other security interest becoming enforceable;

          (iii) any such arrangement, agreement, licence, permit, franchise or instrument, or the rights, liabilities, obligations or interests of any member of the IPR Group thereunder, becoming capable of being, terminated or adversely modified or affected or any adverse action being taken or any onerous obligation or liability, actual or contingent, arising thereunder;

           (iv)  any asset or interest of any member of the IPR
                 Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

           (v) any member of the IPR Group ceasing to be able to carry on business under any name under which it presently does so; or

           (vi) the respective financial or trading position of any member of the IPR Group being adversely affected;

      (e) since 31 October, 1997 and except as disclosed in IPR's annual report and accounts for the year then ended or as otherwise publicly announced by delivery of an announcement to the Company Announcements Office of the London Stock Exchange or as would be disclosed by a search at the Companies' Registry for England and Wales against IPR made on 16 July, 1998 or as disclosed to Interpublic in the agreed due diligence materials prior to 17 July 7, 1998, or as disclosed in the Interim Statement of IPR for the six month period ended 30 April, 1998:

          (i) (save as between a wholly-owned Subsidiary of IPR and IPR or another wholly-owned Subsidiary of IPR) no member of the IPR Group having issued or agreed to or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities except for any shares issued upon the exercise of any options granted under any of the IPR Share Option Schemes and for the scrip dividend in relation to the IPR final dividend in respect of the year ended 31 October, 1997;

          (ii) no member of the IPR Group having recommended, declared, paid or made any bonus, dividend or other distribution (save as between a wholly-owned Subsidiary of IPR and IPR or another wholly-owned Subsidiary of IPR) other than the IPR final gross dividend of 1.5125 pence per share in respect of the year ended 31 October, 1997;

          (iii) no member of the IPR Group having made or authorised or proposed or announced any material change in its loan capital;

          (iv) (save for transactions between a wholly-owned Subsidiary of IPR and IPR or another wholly-owned Subsidiary of IPR) no member of the IPR Group having merged with or demerged or acquired any body corporate or acquired or (save in the ordinary course of business) disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any assets (including shares and trade investments) or authorised, proposed or announced its intention to do so (in each case in a manner which could have a material adverse effect on the IPR Group taken as a whole);

          (v) no member of the IPR Group having issued, authorised or proposed the issue of any debentures or (save in the ordinary course of business) incurred any indebtedness or contingent liability which, in any such case, is material in the context of the IPR Group taken as a whole;

          (vi) neither IPR nor any of its material Subsidiaries having purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

          (vii) no member of the IPR Group having entered into or varied any contract (including for the avoidance of doubt, any guarantee), transaction, arrangement, or commitment (whether in respect of capital expenditure or otherwise), reconstruction, amalgamation, scheme or other arrangement which is of a long term, onerous, or unusual nature or magnitude or which would be restrictive on the business of any member of the IPR Group or the Interpublic Group (following the Acquisition), or which involves or would involve an obligation of such a nature or magnitude or which could be so restrictive or which is other than in the ordinary course of business and which in each case is material in the context of the IPR Group or the Interpublic Group (following the Acquisition), as the case may be, taken as a whole;

         (viii) neither IPR nor any of its material Subsidiaries having entered into or changed or made any offer (which remains open for acceptance) to enter into or change the terms of any contract with any of the directors of IPR or any of its material Subsidiaries;

          (ix) no member of the IPR Group having taken any corporate action or had any legal proceedings instituted or threatened against it for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction (in each case in a manner which could reasonably be expected to have a material adverse effect on the IPR Group taken as a whole);

          (x) no member of the IPR Group having been unable or admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business (in each case in a manner which could reasonably be expected to have a material adverse effect on the IPR Group taken as a whole);

          (xi) no member of the IPR Group having waived or compromised any claim which is material in the context of the IPR Group, taken as a whole; or

          (xii) neither IPR nor any of its material Subsidiaries having made any alteration to its respective memorandum or articles of association, or equivalent constitutional document;

      (f) since 31 October, 1997 and except as disclosed in the IPR annual report and accounts for the year then ended, or as otherwise publicly announced by delivery of an announcement to the Company Announcements Office of the London Stock Exchange or as disclosed to Interpublic in the agreed due diligence materials prior to 17 July, or as disclosed in the Interim Statement of IPR for the six month period ended on 30 April, 1998;

          (i) there having been no material adverse change in the business, assets, financial or trading position or profits of the IPR Group taken as a whole;

          (ii) no investigation or enquiry by any third party having statutory or regulatory competence (save as a result of the proposed Acquisition) and no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the IPR Group is or may become a party (whether as plaintiff or defendant or otherwise) having been threatened in writing, announced or instituted by or remaining outstanding against or in respect of any member of the IPR Group which, in any such case is material in the context of the IPR Group taken as a whole; and

          (iii) no contingent or other liability of any member of the IPR Group having arisen which would or could reasonably be expected to materially and adversely affect the IPR Group taken as a whole;

      (g)  Interpublic not having discovered:

           (i)  that any financial or business or other
                information publicly disclosed at any time by or on behalf of any member of the IPR Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading in any case which has not subsequently been corrected by such disclosure and, in any event, which is material in the context of the IPR Group taken as a whole;

           (ii) that any financial or business or other information disclosed by or on behalf of any member of the IPR Group privately to any member of the

                Interpublic Group (except for forecasts, statements of opinion or estimates) contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading in any case which has not subsequently been corrected by such disclosure and, in any event, which is material in the context of the IPR Group taken as a whole; or

          (iii) that any member of the IPR Group is subject to any liability, contingent or otherwise, which is not disclosed in IPR's annual report and accounts for the financial year ended 31 October, 1997 or in the Interim Statement of IPR for the six month period ended on 30 April, 1998 or which has not been disclosed to Interpublic in the agreed due diligence materials prior to 17 July, 1998, and which is material in the context of the IPR Group taken as a whole;

      (h) Except as disclosed to Interpublic in the agreed due diligence materials prior to 17 July, 1998, Interpublic not having discovered that:

          (i) any past or present member of the IPR Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health and that such non-compliance would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the IPR Group which would be material in the context of the IPR Group taken as a whole; or

          (ii) there is, or could reasonably be expected to be, any material liability (in the context of the IPR Group taken as a whole), whether actual or contingent, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the IPR Group or any controlled waters under any environmental legislation, regulation, notice, circular or order of any relevant authority or third party otherwise;

      (i) The shares of Interpublic Common Stock to be issued as consideration under the Scheme being approved for listing on the New York Stock Exchange;

      (j) Each of Interpublic and IPR having received a letter from Price Waterhouse LLP and Ernst & Young dated the date of the Final Hearing regarding the appropriateness of pooling-of-interest accounting treatment for the Acquisition under Accounting Principles Board Opinion Number 16 if the Scheme of Arrangement is closed and consummated in accordance with the transaction agreement entered into by Interpublic and IPR with effect from 17 July, 1998;

      (k) Interpublic having received from each person who is an Affiliate of IPR a letter in a form agreed between the parties, properly executed.

The Acquisition is also conditional on the conditions set out in
B. above being satisfied or waived and accordingly the necessary action to make the Acquisition effective will not be taken unless such conditions (as amended if appropriate) have been satisfied or waived. IPR has agreed that Interpublic may unilaterally waive any of the conditions in B., apart from Condition B.(a)(i), Condition B.(b), Condition B.(c) and Condition B.(j) which may only be waived jointly by IPR and Interpublic.

                           Appendix III

        INTERIM RESULTS FOR THE PERIOD ENDED 30 APRIL 1998

Operating Overview:
-------------------

IPR today announced profits of (pound)1.0m before exceptional operating costs of (pound)4.4m, giving a pre-tax loss of (pound)3.4m (1997: profit (pound)3.9m). The reduction in profits arose from a higher level of operating costs in the first few months of the period, which has now been addressed, combined with slower growth in the IPR Group operating income.

Operating income in the period was (pound)60.lm (1997:
(pound)60.m), representing an increase of 3.2% in constant currencies. The Americas and Continental Europe grew by 7.8% and 9.4% respectively, and the UK and Asia Pacific were down by 7.3% and 3.6% respectively, in constant currencies.

Earnings per share, on an adjusted basis (excluding prior year tax and exceptional operating costs) were 0.5p (1997: 2.0p). The tax rate of 31%, based on a full year projection, compares with 30% in the first half of 1997.

Shareholders will be aware that the IPR Board has recently undertaken a major reorganisation and restructuring of the IPR Group, whilst at the same time it has been conducting a review of IPR's strategic options. These activities have taken up a large part of senior management's time and, together with the uncertainty surrounding the IPR Group's future ownership, have adversely impacted fee revenues in the first half.

The exceptional operating costs, amounting to (pound)4.4m, of which (pound)2.5m was advised to shareholders in February 1998 and up to a further (pound)1.5m in April 1998, relate to the restructuring of management, staff and properties across the IPR Group, with a view to on-going cost base of the IPR Group. Savings from the restructuring are expected to exceed (pound)2m in the 1998 financial year, with benefits largely flowing in the second half. During this financial year, on-going central costs will have been cut to a running rate of under 2% of IPR Group turnover and appropriate regional responsibilities and costs have now been reallocated.

In February 1998, the three executives who are directly responsible for IPR's major businesses worldwide were appointed to the IPR Board and an international dual brand strategy was adopted - Shandwick and Golin/Harris. The organisation has thus become flatter, bringing the operations in closer contact with the IPR Board.

In the light of the Acquisition, the IPR Board has resolved not to pay an interim dividend in respect of the six months ended 30
April, 1998.

Americas

In the Americas, Shandwick has undertaken a restructuring of its management team. The business has been realigned around six core industry sectors, which the IPR Board believes have the potential for high growth: technology, consumer and lifestyles, healthcare, corporate, industrial and the emerging field of convergence of technology, entertainment and information.

This new approach combines Shandwick expertise across all of the offices in which it operates in the United States. Key client wins included the Hong Kong Economic and Trade Commission and Monsanto, along with expanded business from existing clients including Eastman Kodak Company and Microsoft.

The first half of the year at Golin/Harris was highlighted by the development of a global branding plan aimed at achieving its international expansion. For example, Paragon, a London- based, full service agency, has been repositioned as a Golin/Harris operating unit, and the offices in Canada have also aligned with the Golin/Harris management structure.

Golin/Harris also continued the development of its "areas of expertise" strategy which ensures all of its capabilities, wherever located, are utilised to help meet clients' communications objectives.

One of the major new client wins in the first half was Texas Instruments. Golin/Harris will work with this global technology company in several regions of the world and has established offices in Dallas and Houston to manage the account. Other new clients include John Deere and a major AIDS public education program for the State of Illinois. Golin/Harris has also been engaged on a number of merger assignments, including the integration of Chrysler and Daimler Benz.

Europe
------

The UK and Continental European businesses have been brought together as one operating unit with effect from 1 July, 1998. The combined European operations have had substantial success over the past few months in winning new business, although it is expected to take some time to bring margins back to previous levels.

The London offices, which represent a significant portion of European revenues, have been reorganised over the past few months, drawing together resources under practice specialities, so as to allow enhanced levels of client service and improved operating effectiveness.

In the UK, the business is regaining market share in financial and corporate communications and is again winning high-profile mandates including work for Halifax plc on its possible bid for Birmingham Midshires, Fidelity Investments and the London International Financial Futures and
Options Exchange.

The public affairs have won a large number of assignments including the Clear Channel bid for the More Group and work for Assured British Meat following the BSE crisis.

New global assignments have been won for Acorn and pan-European campaigns for Medtronic. In Holland, Shandwick has been appointed by Nissan and the public affairs company in Brussels has been chosen to support Fortis. Other new clients include Hoechst Schering AgrEvo GmbH in Germany, Bayer in Spain and Banco Populare di Lodi in Italy.

A new office in Munich has been acquired to further strengthen the Group's already important position in the German market.

Asia Pacific
------------

In Asia Pacific, the region has been affected by the economic turmoil, particularly in Hong Kong, but whilst competitors are withdrawing from some markets, IPR's business remains relatively strong, having fallen by less than 4% compared with the same period last year.

Japan and Australia continue to be steady performers despite difficult economic conditions. The business in Thailand, which is benefiting from a reorganisation which took place over the past two years, is having a good year assisted by new business from the Thailand Financial Sector Restructuring Authority and Arthur Andersen.

In China, strengthened management has won assignments from Universal Studios and the British in China Campaign for the British Business Forum. In Hong Kong, IPR was appointed by Henderson (China) Investment Co Ltd, a large property developer, and CMG Asia, part of the Colonial Mutual Group.

The Singapore business remains strong with work from existing clients being expanded. New assignments include the Societe
Internationale de Telecommunications Aeronautiques. In Taiwan, new business was won from Discovery Channel.

Prospects
---------

The restructuring and reorganisation which took place earlier in the year is expected to have a beneficial effect on the business going forward and the resulting cost savings will be reflected in the second half of the year.

Notwithstanding the slow start to the year, and the uncertainty which has surrounded IPR in recent months, the strength of the new business book is encouraging and there are a number of presentations for major prospective clients which have either recently been completed or are planned in the near future. Although it is impossible to be precise about the rate at which this new business will translate into fee revenues, if the resulting business comes on stream quickly, the IPR Board anticipates a healthy increase in income levels for the remainder of the financial year.

The IPR Board would like to thank its shareholders, clients and staff for their loyalty and continued support during these uncertain times and looks forward to the future development of, and opportunities for, the IPR Group.

Lord Chadlington
Chairman
17 July, 1998

Note: Constant currency growth in the Americas is based on the average US$ exchange rate in the 6 months to 30 April, 1997 of (pound)1: $1.642.

               REVIEW REPORT BY THE AUDITORS TO IPR

We have reviewed the interim financial information for the six months ended 30 April 1998 which is the responsibility of, and has been approved by, the Directors of IPR. Our responsibility is to report on the results of our review.

Basis of Opinion
----------------

Our review was carried out having regard to the Bulletin "Review of Interim Financial Information" issued by the Auditing Practices Board. This review consisted principally of applying analytical procedures to the underlying financial data, assessing whether accounting policies have been consistently applied, and making enquiries of management responsible for financial and accounting matters. The review excluded audit procedures such as tests of controls and verification of assets and liabilities and was therefore substantially less in scope than an audit performed in accordance with Accounting Standards. Accordingly, we do not express an audit opinion on the interim financial information.

Opinion
-------

On the basis of our review, in our opinion the interim financial information has been prepared using accounting policies consistent with those adopted by IPR in its financial statements for the year ended 31 October 1997 and we are not aware of any material modifications that would be made to the interim financial information as presented.

Ernst & Young
Registered Auditor
17 July, 1998

          UNAUDITED CONSOLIDATED PROFIT AND LOSS ACCOUNT
                   6 MONTHS ENDED 30 APRIL 1998


                               Unaudited       Unaudited       Audited
                               6 Months        6 Months       12 Months
                                 ended           ended          ended
                              30 April 1998  30 April 1997  31 October 1997
                               (pound)000     (pound)000     (pound)000
                              -------------  -------------  ---------------

Turnover                          84,893         89,601         173,562
                               ---------      ---------       ---------
Operating income                  60,089         60,142         125,848

Operating costs
Excluding exceptional
operating costs                  (56,973)       (54,040)       (122,416)
Exceptional operating costs       (4,400)           -               -
                               ---------      ---------       ---------
Total operating costs            (61,373)       (54,040)       (122,416)

Operating profit
Operating profit before
exceptional operating costs        3,116          6,102          13,432
Exceptional operating costs       (4,400)           -               -
                               ---------      ---------       ---------
Operating (loss)/profit
after exceptional operating
costs                             (1,284)         6,102          13,432

Interest, net                     (2,096)        (2,179)         (4,390)
Profit on ordinary activities
before taxation before
exceptional operating costs        1,020          3,923           9,042
Exceptional operating costs       (4,400)           -               -
                               ---------      ---------       ---------
(Loss)/profit on ordinary
activities before taxation
after exceptional operating
costs                             (3,380)         3,923           9,042

Taxation credit/(charge)           1,048         (1,177)         (2,312)
                               ---------      ---------       ---------

(Loss)/profit on ordinary
activities after taxation         (2,332)         2,746           6,730
Minority interests                   -               (4)            -
                               ----------   ----------       ----------
(Loss)/profit attributable
to members of the parent          (2,332)         2,742           6,730
undertaking
Dividends                            -             (579)         (2,253)
                               ----------   ----------       ----------
Retained (loss)/profit for
the period                        (2,332)         2,163           4,477
                               ----------   ----------       ----------
Earnings per share
-  Net basis                       (1.7p)          2.0p            4.9p
-  Nil distribution basis
   excluding prior year tax
   and exceptional operating
   costs                            0.5p           2.0p            4.7p


Earnings per share "on a nil distribution basis excluding prior year tax and exceptional operating costs" are calculated after deducting prior year tax credit of (pound)200,000 in the twelve months to 31 October 1997 and adding back exceptional operating costs of (pound)4,400,000, less tax of (pound)1,364,000, in the six months to 30 April 1998.

               UNAUDITED CONSOLIDATED BALANCE SHEET
                   6 MONTHS ENDED 30 APRIL 1998


                             Unaudited        Unaudited        Audited
                            30 April 1998   30 April 1997  31 October 1997
                             (pound)000      (pound)000       (pound)000
                            -------------   -------------  ---------------
Fixed assets
Tangible assets                  10,158           8,318         10,267
Investments                          66              74             61
Investments in own shares           419             420            419
                              ---------       ---------      ---------
                                 10,643           8,812         10,747
                              ---------       ---------      ---------
Current assets
Work in progress                  3,327           3,300          2,335
Debtors                          38,224          41,193         38,677
Cash at bank                      1,454           3,002          2,396
                              ---------       ---------      ---------
                                 43,005          47,495         43,408
                              ---------       ---------      ---------
Creditors due within
one year
Bank loans and overdrafts        14,222          10,549          6,255
Trade and other creditors        30,092          33,916         32,794
Taxation                          3,681           4,539          6,351
                              ---------       ---------      ---------
                                 47,995          49,004         45,400
                              ---------       ---------      ---------

Net current liabilities          (4,990)         (1,509)        (1,992)
                              ---------       ---------      ---------

Total assets less current
liabilities                       5,653           7,303          8,755
                              ---------       ---------      ---------

Creditors due after more
than one year                    40,023          41,225         39,472
Provisions for liabilities
and charges                          10             150             10
                                (34,380)        (34,072)       (30,727)
                              ---------       ---------      ---------
Capital and reserves
Called up share capital           1,397           1,375          1,391
Share premium account            27,410          27,370         27,329
Other reserves                  (92,136)        (91,865)       (91,117)
Profit and loss account          28,949          28,980         31,629
                              ---------       ---------      ---------
Equity shareholders' funds      (34,380)        (34,141)       (30,768)

Minority interests                    -              69             41
                              ---------       ---------      ---------
                                (34,380)        (34,072)       (30,727)
                              ---------       ---------      ---------

     UNAUDITED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
                   6 MONTHS ENDED 30 APRIL 1998


                                 Unaudited        Unaudited        Audited
                                  6 Months         6 Months       12 Months
                                   ended            ended           ended
                               30 April 1998    30 April 1997  31 October 1997
                                 (pound)000       (pound)000      (pound)000
                               -------------    -------------  ---------------

Profit for the financial period    (2,332)           2,742           6,730
Exchange rate adjustments (net)      (426)            (231)            350
                                  -------          -------         -------
Total recognised gains and
losses for the period              (2,758)           2,511           7,080
                                  -------          -------         -------


   UNAUDITED RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' FUNDS
                   6 MONTHS ENDED 30 APRIL 1998


                                  Unaudited       Unaudited         Audited
                                   6 Months        6 Months        12 Months
                                    ended           ended            ended
                                30 April 1998   30 April 1997   31 October 1997
                                  (pound)000      (pound)000       (pound)000
                                  ----------      ----------       ----------

Total recognised gains and
losses for the period              (2,758)          2,511            7,080
Dividends                                            (579)          (2,253)
New share capital subscribed          165             219              529
Goodwill relating to acquisitions  (1,019)             (6)               -
Goodwill written back                   -               -              162
                                  -------         -------          -------
Total movement during the period   (3,612)          2,145            5,518
Opening shareholders' funds       (30,768)        (36,286)          36,286)

Closing shareholders' funds       (34,380)        (34,14l)         (30,768)
                                  -------         -------          -------

            UNAUDITED CONSOLIDATED CASH FLOW STATEMENT
                   6 MONTHS ENDED 30 APRIL 1998


                                  Unaudited       Unaudited        Audited
                                   6 Months        6 Months       12 Months
                                    ended           ended           ended
                                30 April 1998   30 April 1997  31 October 1997
                                  (pound)000      (pound)000      (pound)000
                                  ----------      ----------      ----------
Cash flow from operating
activities                          (1,930)            533          12,248
Returns on investments and
servicing of finance                (1,889)         (2,136)         (4,033)
Taxation                            (1,648)           (790)         (1,200)
Capital expenditure and
financial investment                (1,213)           (770)         (1,460)
Acquisitions and disposals             (96)           (773)           (929)
Equity dividends paid               (1,598)         (1,359)         (1,608)
                                   -------         -------         -------
Cash (outflow)/inflow before
use  of liquid resources and
financing                           (8,374)         (5,295)          3,018
Net cash outflow from financing       (720)           (717)         (4,740)
                                   -------         -------         -------
Decrease in cash in the period      (9,094)         (6,012)         (1,722)
                                   -------         -------         -------

-----------------------------------------------------------------------------

Reconciliation of net cash
flow to movement in net debt

Decrease in cash in the period      (9,094)         (6,012)         (1,722)
Cash inflow from decrease in
debt and lease financing               807             937           4,927
                                   -------         -------         -------
Change in net debt resulting
from cash flows                     (8,287)         (5,075)          3,205
New finance leases                    (582)           (649)         (3,954)
Translation difference                 285              26             413
                                   -------         -------         -------
Movement in net debt in the
period                              (8,584)         (5,698)           (336)
Net debt brought forward           (43,679)        (43,343)        (43,343)
                                   -------         -------         -------
Net debt carried forward           (52,263)        (49,041)        (43,679)
                                   -------         -------         -------

                      GEOGRAPHICAL ANALYSIS
                   6 MONTHS ENDED 30 APRIL 1998

                                                                                  VARIANCE %
                                                                            -------------------
                                1998                      1997              Sterling   Constant
                         ------------------       -------------------       --------   --------
                           %     (pound)000         %      (pound)000          %          %
                         -----   ----------       -----    ----------        -----      -----
Operating Income
United Kingdom           19.3%     11,602          20.8%     12,510           -7.3%      -7.3%
Continental Europe        7.4%      4,474           7.6%      4,572           -2.1%       9.4%
Americas                 62.5%     37,534          58.7%     35,255            6.5%       7.8%
Asia Pacific             10.8%      6,479          12.8%      7,711          -16.0%      -3.6%
                        -----     -------         -----     -------          -----      -----
Continuing Operations   100.0%     60,089         100.0%     60,048            0.1%       3.3%
                        -----     -------         -----     -------          -----      -----
Discontinued operation                  0                        94
                                  -------                   -------
Total                              60,089                    60,142           -0.1%       3.2%
-----                             -------                   -------          -----      -----


                       Margin                    Margin
                       ------                    ------
Operating Profit          %                         %
United Kingdom            3.9%        458          11.3%      1,419          -67.7%     -67.7%
Continental Europe        2.4%        107           1.9%         86           24.1%      80.0%
Americas                  6.6%      2,459          12.1%      4,280          -42.5%     -39.5%
Asia Pacific              1.4%         92           5.2%        399          -77.0%     -47.7%
                        -----     -------         -----     -------          -----      -----
Continuing Operations     5.2%      3,116          10.3%      6,184          -49.6%      44.8%
                        -----                     -----
Discontinued operation                  0                      (82)
                                  -------                   -------          -----      -----
Operating Profit                    3,116                     6,102          -48.9%     -44.1%
Interest (net)                     (2,096)                   (2,179)          -3.8%      -3.1%
                                  -------                   -------          -----      -----
Pre Exceptional Profit              1,020                     3,923          -74.0%     -66.8%
                                                            -------          -----      -----
Exceptional operating
costs                              (4,400)                        0
                                  -------                   -------
Pre Tax (Loss)/Profit              (3,380)                    3,923
                                  -------                   -------

  Notes:

"Sterling" amounts in the "Variance" column are based upon foreign currency results converted into Sterling at average exchange rates in each half year. "Constant" amounts are based upon conversion into Sterling at constant first half 1997 average exchange rates, and give comparability. Discontinued operation relates to the business of Ashdown Press Ltd in the UK disposed of with effect from 1 December, 1996. The segmental analysis of exceptional operating costs is, in (pound)000: United Kingdom (pound)1,316, Continental Europe (pound)202, Americas (pound)2,589, Asia Pacific (pound)293.

The above statements do not constitute statutory accounts.
Statutory accounts for the year ended 31 October, 1997, on which the report of the auditors was unqualified, have been filed with the Registrar of Companies.

A copy of the Interim Statement will be sent to all shareholders and is available at the registered office of International Public
Relations plc, 61 Grosvenor Street, London W1X 9DA.

                            Appendix IV

                            DEFINITIONS

The following definitions apply throughout this press announcement unless the context requires otherwise:

"Acquisition"        The proposed acquisition by Interpublic
                     of the entire issued and to be issued
                     share capital of IPR to be effected by
                     means of the Scheme

"Act" or "Companies
Act"                 The Companies Act 1985 of Great Britain
                     (as amended)

"Affiliate"          Persons who control, or are controlled
                     by, or are under common control with
                     Interpublic or IPR (generally, certain
                     executive officers and directors and
                     principal shareholders thereof)

"Affiliate
Agreements"          Agreements entered into or to be
                     entered into between the Affiliates and
                     Interpublic as described in paragraph 10 of this press announcement

"Business Day"       A day (excluding Saturdays and public
                     holidays) on which banks are open for
                     business in London

"City Code"          The City Code on Takeovers and Mergers

"Combined Group"     The combined Interpublic Group and IPR
                     Group following the Acquisition

"Court"              The High Court of Justice of England and Wales

"Court Meeting"      The meeting or meetings of IPR Shareholders
                     (or different classes thereof) to be convened pursuant to an Order of the Court for the purposes of approving the Scheme

"Directors"          The directors of IPR or Interpublic as the
                     context requires

"Effective Date"     The date on which the Scheme becomes effective,
                     which is expected to be in early October, 1998

"Extraordinary
General Meeting"     The extraordinary general
                     meeting of IPR Shareholders in
                     connection with the Scheme expected to
                     be held in early September, 1998

"Final Court Order"  The order of the Court sanctioning
                     the Scheme under Section 425 of the Companies Act and confirming any cancellation of the share capital in connection therewith under Section 137 of the Companies Act

"Interpublic"        The Interpublic Group of Companies, Inc.

"Interpublic Board"  The board of directors of Interpublic

"Interpublic Shares"
or "Common Stock of
Interpublic"         Common stock of 10c each in the share capital of
                     Interpublic

"Interpublic Group"  Interpublic and its Subsidiaries and its Subsidiary
                     undertakings

"IPR"                International Public Relations plc

"IPR Board"          The board of directors of IPR

"IPR Group"          IPR and its Subsidiaries and its Subsidiary
                     undertakings

"IPR Shares"         Ordinary shares of 1p each in the share capital of IPR

"IPR Share Option
Schemes" The International Public Relations plc Executive Share Option Scheme, the International Public Relations plc Savings-Related Share Option Scheme, the International Public Relations plc 1987 Stock Option Plan and the International Public Relations plc Savings-Related Share Option Scheme

"Lehman Brothers"    Lehman Brothers International (Europe)

"Meetings"           The Court Meeting and the Extraordinary
                     General Meeting

"Morgan Stanley"     Morgan Stanley & Co. Limited

"Offer Period"       The period commencing on 14 January,
                     1998, being the date that the
                     Board of IPR announced that
                     it had been having preliminary
                     discussions about a range of strategic
                     options including an offer for the
                     whole of the the issued share capital
                     of the Company, and ending upon the
                     Scheme becoming effective, which is
                     expected to be in early October, 1998

"Scheme" or "Scheme  The proposed scheme of arrangement
of  Arrangement"     under section 425 of the Act between IPR
                     and IPR Ordinary Shareholders to be set
                     out in the Scheme Circular

"Scheme              Circular" The circular proposed to be
                     despatched to IPR Shareholders setting
                     out the details of the Acquisition and
                     the Scheme, certain information about
                     IPR and Interpublic and containing
                     notices of the Meetings

Shareholders" or     Holders of IPR Shares
"IPR  Shareholders"

"Subsidiary"         has the meaning given in the Companies
                     Act and Subsidiaries shall be construed
                     accordingly

"Subsidiary
undertaking"         has the meaning given in the Companies
                     Act and Subsidiary undertakings shall be construed accordingly

"U.K."               The United Kingdom of Great Britain
                     and Northern Ireland

"United States"
or the "U.S"         The United States of America, its territories
                     and possessions, any state of the United States of America, any other areas subject to its jurisdiction and the District of Columbia

"U.S. GAAP"          U.S. Generally Accepted Accounting Principles


In this document, unless otherwise stated, where the sterling equivalent is given for a U.S. dollar, or vice versa, the USD/Sterling exchange rate used is 1.6336 (being the spot rate quoted in the Financial Times on 16 July, 1998).

References to 16 July, 1998 are to the latest practicable date prior to the publication of this announcement.

References to $ are to U.S. dollars, and references to(pound) are to pounds sterling.